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                               Nixon Peabody LLP
                                ATTORNEYS AT LAW

                             _________________, 1999


Boston Capital Associates IV L.P.
General Partner of Boston
  Capital Tax Credit Fund IV L.P.
313 Congress Street
Boston, MA 02210-1232

         Re:  Boston Capital Tax Credit Fund IV L.P. Series 37 and Series 38
              --------------------------------------------------------------

Gentlemen:

         You have requested our opinion with respect to certain matters in connection with Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership (the "Partnership").

         We have acted as counsel to the Partnership; to Boston Capital Associates IV L.P., a Delaware limited partnership which is the General Partner of the Partnership (the "General Partner"); and to BCTC IV Assignor Corp., the assignor limited partner of the Partnership (the "Assignor Limited Partner"), in connection with the registration by the Partnership under the Securities Act of l933, as amended, of 8,000,000 additional units of beneficial interests in the Limited Partnership Interest of the Assignor Limited Partner in Series 37 and Series 38 (the "Units").

         In this regard, we have reviewed Registration Statement No. 333-_____ and Pre-Effective Amendment No.__ (collectively, the "Registration Statement") and the Prospectus (the "Prospectus") constituting a part thereof filed with the Securities and Exchange Commission (the "Commission").

         The Partnership has issued a Limited Partnership Interest to the Assignor Limited Partner, which will assign Units thereof to certain investors ("Assignees"). Under certain limited circumstances described in the Registration Statement, Units may be held directly by investors as Limited Partners. The Assignees and such Limited Partners are

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Nixon Peabody LLP
Boston Capital Associates IV L.P.
__________________, 1996
Page 2


collectively referred to as "Investors." This opinion is applicable to Units held under either form of ownership.

         We have reviewed the Partnership's Certificate of Limited Partnership (the "Certificate"), dated as of October 1, 1993 and filed for recording on October 5, 1993 in the office of the Secretary of State of Delaware, which formed the Partnership and admitted the General Partner to the Partnership, and the Partnership's Agreement of Limited Partnership (the "Partnership Agreement") dated as of December 16, 1993. The Partnership Agreement restates in full all of the terms and conditions of the agreement among the General Partner, the Limited Partners (including the Assignor Limited Partner) and the Assignees.

         We have examined and relied upon (i) the audited Balance Sheet of Boston Capital Associates IV L.P., as of December 31, 1998, and the accompanying report dated March 31, 1999, by Reznick Fedder & Silverman, Certified Public Accountants, (ii) the audited Balance Sheet of Boston Capital Associates, as of December 31, 1998, and the accompanying report dated February 8, 1999, by Kevin
P. Martin & Associates, P.C., Certified Public Accountants, and (iii) the certificates of John P. Manning and Herbert F. Collins dated as of __________, 1999, to the effect that there has been no material adverse change in such financial statements since the respective dates thereof.

         In addition, we assume that (i) the Partnership Agreement and any amendments thereto as may be necessary to reflect the sale and issuance of the Units will be duly and properly executed in the form reviewed by us, (ii) the Partnership is operating, and will continue to operate, in accordance with the terms and conditions of the Certificate and the Partnership Agreement, and (iii) any creditor who makes any nonrecourse loan to the Partnership will not have or acquire at any time, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a creditor.

         We have examined the Delaware Revised Uniform Limited Partnership Act, the relevant provisions of the Internal Revenue Code of l986, as amended, the applicable Treasury Regulations and other administrative and judicial interpretations thereof, and such other federal laws, regulations, documents and records as we have deemed necessary or appropriate in order to render this opinion.

         Based solely on the foregoing, it is our opinion that:

                  (1) the Partnership is a duly formed and validly existing limited partnership under the Revised Uniform Limited Partnership Act as in effect in the State of Delaware;

                  (2) each Investor's payment for Units will be treated as a direct capital contribution to the Partnership in exchange for his Units;
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Nixon Peabody LLP
Boston Capital Associates IV L.P.
__________________, 1996
Page 3


                  (3) the Partnership will be classified as a partnership for federal income tax purposes, and the interest of each Investor in the Partnership will be treated as a partnership interest for federal income tax purposes; and

                  (4) the statements in the Prospectus under the caption "Federal Income Tax Matters," insofar as they are statements of federal income tax law or conclusions with respect to federal income tax law, are correct in all material respects, based upon existing federal income tax law and present interpretations thereof. We can give no assurance that such statements will continue to be correct if existing federal income tax law, or the interpretation thereof, is changed or modified hereafter.

         The opinions set forth above represent our conclusions as to the application of the existing laws of Delaware and federal income tax law to the instant matter, and we can give no assurance that changes in such laws, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinions expressed herein.

         Our opinion is further qualified to the extent that the validity of any provision of any agreement or the rights of partners or Assignees may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Further, we do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any of such agreements.

         Other than as set forth above, we have not been asked to, and we do not, render any opinion with respect to the federal income tax treatment of any specific item of income, gain, loss, deduction or credit of the Partnership.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption "Experts."

                                                     Very truly yours,

                                                     NIXON PEABODY LLP